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Two Bethesda Metro Center
12th Floor
Bethesda, MD 20814
(301) 968-9300
(301) 968-9301 Fax
www.AGNC.com

FOR IMMEDIATE RELEASE
March 17, 2016

CONTACT:
Investor Relations - (301) 968-9300

AMERICAN CAPITAL AGENCY PROMOTES GARY KAIN TO CEO;
AL PURYEAR TO CHAIR AGNC BOARD

Bethesda, MD - March 17, 2016 - American Capital Agency Corp. (NASDAQ:AGNC) announced that today its Board of Directors elected Gary Kain, the company’s President and Chief Investment Officer, to the additional position of Chief Executive Officer and that he has joined the company’s Board of Directors. In addition, the Board has elected director Alvin N. Puryear as the Board’s non-executive Chair. In their new positions, Mr. Kain and Dr. Puryear replace Malon Wilkus, who is also leaving the company’s Board, effective today.

“I have helped lead AGNC since our work at American Capital to found the company in 2008,” said Mr. Wilkus. “We created the first actively managed agency mortgage REIT, which has grown to nearly $60 billion in assets. Now it’s come time for me to hand over the CEO position to Gary Kain. Gary has headed the company’s operations and outstanding investing activities since 2009 and there is nobody better qualified than Gary to lead the company into the future and to contribute to the company’s Board. I am also pleased that Al Puryear, who has been a member of the Board since the company’s IPO, will be the new Chair.”

“I am excited to be joining AGNC’s Board and to be assuming additional responsibilities as CEO,” said Mr. Kain. “I would also like to thank Malon for his service to the company over the years. It goes without saying that AGNC would not be here without the vision and determination of Malon and his senior team. While we are tremendously proud of the performance of AGNC since its IPO, our priority is its future. I look forward to working with the rest of the AGNC Board to chart the path ahead for the company against the backdrop of ever changing market conditions.”

ABOUT AMERICAN CAPITAL AGENCY CORP.
American Capital Agency Corp. is a real estate investment trust that invests primarily in agency pass-through securities and collateralized mortgage obligations for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity. The Company is externally managed and advised by American Capital AGNC Management, LLC, an affiliate of American Capital, Ltd. ("American Capital"). For further information, please refer to www.AGNC.com.

ABOUT AMERICAN CAPITAL
American Capital, Ltd. (Nasdaq: ACAS) is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products. American Capital manages $21 billion of assets, including assets on its balance sheet and fee earning assets under management by affiliated managers, with $73 billion of total assets under management (including levered assets). Through a wholly owned affiliate, American Capital manages publicly traded American Capital Agency Corp. (Nasdaq: AGNC), American Capital Mortgage Investment Corp. (Nasdaq: MTGE) and American Capital Senior Floating, Ltd. (Nasdaq: ACSF) with approximately $10 billion of total net book value. American Capital and its affiliates operate out of seven offices in the U.S. and Europe. For further information, please refer to www.AmericanCapital.com.